NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 29, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 17, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the business combination with Hennessy Capital Acquisition Corp. III and NRC Group Holdings, LLC from JFL-NRC-SES Partners, LLC, which became effective on October 17, 2018, the Units of Hennessy Capital Acquisition Corp. III automatically separated into the component securities upon consummation of the business combination. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE American of Hennessy Capital Acquisition Corp. III Units, each consisting of one share of common stock $0.0001 par value and three-quarters of one redeemable warrant and does not affect the continued listing on the NYSE American of NRC Group Holdings Corp. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 18, 2018.